UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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The Providence Service Corporation

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PROVIDENCE SERVICE CORPORATION

May 5, 2009

Dear Fellow Providence Stockholder:

At the upcoming 2009 Annual Meeting of the Stockholders of The Providence Service Corporation to be held on June 15, 2009, you will be asked to determine whether Providence should continue execution of its proven strategy to enhance stockholder value for all stockholders or whether an insurgent stockholder group that lacks any relevant experience in the social services industry should be given the opportunity to impose its undisclosed and self-interested agenda on your company.

Protect the value of your investment. Vote for your board’s highly qualified nominees on the WHITE proxy card TODAY—by telephone, Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage paid envelope provided.

YOUR BOARD IS COMMITTED TO CONTINUE ENHANCING

VALUE FOR ALL STOCKHOLDERS

Your board and management team have a proven strategy to enhance stockholder value. As of May 1, 2009, Providence’s stock is up more than 615% since the beginning of the year, compared to the Russell 3000 Index which is down approximately 1.5% and S&P 500 Index which is down approximately 2.78% for the same period. In the first quarter of 2009, Providence was the biggest percentage gainer in the Russell 3000 Index.

Providence Has Substantially Outperformed the Russell 3000 and S&P 500 Indices in 2009

Even in this challenging economic environment, your company continues to perform well. For the full year ended December 31, 2008, our revenue increased approximately 143% to $691.7 million from $285.2 million in 2007. As we have previously announced, our first quarter of 2009 is expected to be an extraordinarily strong quarter with anticipated revenue of between approximately $180.0 million and $185.0 million and diluted earnings per share of at least $0.35, based on 13.2 million diluted shares outstanding in the first quarter of 2009.

In addition, recent changes in Washington, including the economic stimulus package passed in February 2009 (which grants $87 billion to the states for Medicaid) and the renewal of the State Children’s Health Insurance Program (SCHIP) effective in April 2009 (which is anticipated to cover an additional 4.1 million children), are potential drivers for delivering even greater value to stockholders.

YOUR BOARD HAS TAKEN SWIFT AND DECISIVE ACTION TO ENHANCE THE VALUE OF YOUR INVESTMENT

Faced with the unprecedented uncertainty that surrounded the economic environment over the past year, your Board and management took concrete actions to ensure that Providence would achieve continued success and enhance value for ALL of our stockholders.

Beginning last November, Providence began focusing on several strategic options to enhance stockholder value, including: growing our core social services business; reducing corporate and client service costs; exploring the sale of certain non-strategic assets; and reducing our debt. To reduce costs and thereby increase profitability, we froze salaries, eliminated annual earnings-based management bonuses for 2009, adjusted our fixed salary model in certain markets and reduced certain employee benefits, while maintaining our high standards of care and also working to maintain the morale of our employees. Additionally, we executed an amendment to our credit agreement with our senior debt holders this past March, which has provided us with significant operating flexibility. We also retained a nationally-recognized investment bank to assist us in exploring potential sales of certain non-strategic assets.

These actions have Providence positioned for growth and continued profitability. We believe that our proven business strategy together with our improved cost structure will yield significant future benefits to all Providence stockholders.

WE HAVE THE RIGHT BOARD AND MANAGEMENT TEAM TO EXECUTE OUR PROVEN BUSINESS STRATEGY

Both of your board’s nominees, Fletcher Jay McCusker and Kristi L. Meints, are proven business executives who have in-depth knowledge of your company’s business. Both of your board’s nominees are highly successful, qualified and experienced.

Fletcher Jay McCusker has served as the Chairman of your Board of Directors and as our Chief Executive Officer since founding Providence in December 1996. Mr. McCusker brings to Providence over two decades of experience in the social services industry. Prior to founding Providence, Mr. McCusker served as executive vice president of Youth Services International, Inc., a Nasdaq-listed company that provided private institutional care for at-risk youth, from July 1995 until December 1996. From September 1992 until July 1995, he served as chief executive officer of Introspect Healthcare Corporation, a large multi-state behavioral health provider. In 1983, Mr. McCusker co-founded a mental health care company, Century Healthcare, which was sold to New York Stock Exchange-listed Columbia Healthcare in 1992.

Kristi L. Meints has served as a director and chairperson of the Audit Committee of your Board of Directors since August 2003. She also serves as the Company’s designated financial expert, a designation required by the Sarbanes-Oxley Act of 2002. Since January 2005 and from August 1999 until September 2003, she has served as vice president and chief financial officer of Chicago Systems Group, Inc., a technology consulting firm based in Chicago, Illinois. From October 2003 through December 2004, she served as chief financial officer of Peter Rabbit Farms in Southern California. Ms Meints has also held positions at Cordon Corporation, Avery Dennison Corporation, and SmithKline Beecham Corporation.

Both of your board’s nominees, Fletcher Jay McCusker and Kristi L. Meints, have been critical to the development and implementation of Providence’s business strategy. Both of your board’s nominees are committed to positioning Providence for long-term growth, profitability, market leadership and increasing returns for investors. We believe that the departure of either of them from your board would be extremely detrimental to the Company and would interfere with the significant and substantial progress that the Company is achieving.

We strongly urge you to vote FOR Fletcher Jay McCusker and Kristi L. Meints on the WHITE proxy card TODAY.

THE DISSIDENT NOMINEES COULD JEOPARDIZE

PROVIDENCE’S MOMENTUM AND SUCCESS

We have made significant and substantial progress and are starting to enjoy the benefits of many of the actions we have implemented to enhance the Company’s prospects and profitability. We believe the dissident group’s initiation of a distracting and costly proxy contest only serves to interfere with the progress we are making. Among other reasons, we believe the dissident group could jeopardize Providence’s momentum and success because:

•

The dissident group has no relevant experience in the social services industry: The members of the dissident group are all affiliates of Avalon Correctional Services, Inc., which operates private correctional facilities for governmental payers in three states, Oklahoma, Texas, and Wyoming, and has no relevant experience in the social services industry.

•

Avalon Correctional Services has a history of substandard corporate governance practices: In 2005, Donald C. Smith, the founder, sole director and controlling stockholder of Avalon Correctional Services, voluntarily delisted Avalon Correctional Services from Nasdaq (after being threatened with delisting for failure to comply with certain listing requirements) and terminated the registration of its shares under the Securities Exchange Act in order to avoid being required to comply with the corporate governance and other provisions of the Sarbanes-Oxley Act of 2002.

•

Avalon Correctional Services has a history of challenging relationships with government payers: For your Company to continue to be successful, it is critical that we continue to maintain our very strong relationships with the government payers that we work with in 42 states and the District of Columbia. Avalon Correctional Services, which currently operates in only three states, Oklahoma, Texas, and Wyoming, has a history of challenging relationships with government payers, including in its home state of Oklahoma, where decertification and halted funding led to its discontinuation of all of its residential care/outpatient mental health operations in 1996, and, more recently, in Colorado, where its correctional facility contracts were terminated, pulled and/or suspended in 2008, at both the state and county level, leading to the discontinuation of its correctional facility operations in Colorado that same year.

•

The dissident group has not provided any plans or proposals to enhance stockholder value: Despite our numerous interactions with members of the dissident group, neither Donald C. Smith nor any of the other members of the dissident group have identified to us any suggestions for operational improvements, or other initiatives to enhance value for ALL Providence stockholders.

WE BELIEVE THAT THE ELECTION OF THE

DISSIDENT NOMINEES IS NOT IN YOUR BEST INTERESTS

We believe that the ultimate goal of the dissident group is to be able to assert substantial influence and effective control over Providence disproportionate to their investment in Providence. Since first becoming a stockholder of Providence in October 2008, the members of the dissident group have acted in ways that would suggest that their interests are not aligned with those of other stockholders and that they may have an undisclosed agenda to obtain effective control over Providence.

The Avalon Group, within less than a month of becoming a Providence stockholder, made a transaction proposal to us that, if accepted, would have facilitated their ability, with a proposed investment of potentially less than $1.0 million, to (1) immediately raise their aggregate voting interest in Providence from 18.6% to almost 25%, (2) obtain the ability, without further investment and in their sole discretion, to subsequently increase both their voting and their ownership interest in Providence to over 33%, and (3) in the interim, secure for themselves a greater than 42% annual dividend yield. Your Board, after due consideration, rejected such a one-sided proposal as not being in the best interests of ALL stockholders.

Now, the Avalon Group is seeking to have their hand-picked nominees elected to your Board. While we have offered to work with the Avalon Group to add an additional independent director who can enhance the composition of your Board and be a representative of ALL stockholders, such as an additional director with proven industry expertise, such an offer has been unequivocally rejected by the Avalon Group which has steadfastly insisted on having their own representatives on your Board.

This proxy contest presents you with a simple choice, the choice between electing:

•

Providence’s proven nominees comprising the Company’s founder, Chairman of the Board and Chief Executive Officer (who has been actively engaged in the social services industry for more than two decades) and the Chairperson of our Audit Committee who also serves as the Company’s designated financial expert, both of whom have a well established record of delivering value to Providence stockholders; or

•	the two dissident nominees, neither of whom has ever served on the Board of Directors of a public company nor had any relevant experience in the social services industry.

We believe the choice is clear. Elect your company’s highly qualified, dedicated nominees on the WHITE proxy card TODAY.

YOUR VOTE IS IMPORTANT—VOTE THE WHITE PROXY CARD TODAY

Please vote today to support your company’s plan for continued growth. Your vote is important, no matter how many or how few shares you own. To vote your shares, please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope provided.

On behalf of your Board of Directors, we thank you for your continued support of Providence.

Sincerely,

Fletcher Jay McCusker

Chairman of the Board of Directors

and Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

Forward-Looking Statements

This information and other statements by the Company contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should,” “project,” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statement whether as a result of new information, future events or otherwise. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements.

Important Information

In connection with the solicitation of proxies, the Company has filed with the SEC and mailed to stockholders a definitive proxy statement dated May 1, 2009 in connection with its 2009 Annual Meeting of Stockholders. The Company, its directors, nominees for director and certain officers, employees and other persons are deemed to be participants in the solicitation of proxies from stockholders in connection with the 2009 Annual Meeting of Stockholders. Information regarding the interests of such participants is included in the definitive proxy statement and other relevant documents filed and to be filed by the Company with the SEC in connection with the proxy solicitation. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the definitive proxy statement and any other documents filed by the Company with the SEC in connection with the proxy solicitation at the SEC’s website at http://www.sec.gov. and the Company’s website at http://www.provcorp.com.